Exhibit (23.1)
ACCOUNTANTS’ CONSENT
The Board of Directors
National Research Corporation:
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-52135, 333-52143, 333-120530, 333-137763, and 333-137769 on Form S-8 and Registration Statement No. 333-120529 on Form S-3 of our report dated May 28, 2008, with respect to the consolidated balance sheets of My InnerView, Inc. and Affiliate as of December 31, 2007 and 2006, and the related consolidated statements of income and accumulated deficit and cash flows for the years then ended appearing in this Form 8-K/A of National Research Corporation filed on March 10, 2009.

/s/ WIPFLi LLP

Wausau, Wisconsin
March 10, 2009